Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 19, 2013, except for the effects of the reverse stock split described in Note 21, as to which the date is February 3, 2014, relating to the consolidated financial statements of Revance Therapeutics Inc., which appears in Revance Therapeutics Inc.‘s Registration Statement No. 333-193154 on Form S-1, filed on December 31, 2013, as amended.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 14, 2014